UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2015

DreamWorks Animation SKG, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32337	68-0589190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Flower Street, Glendale, California	91201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 695-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	Results of Operations and Financial Condition.

See the discussion below under Items 2.05 and 8.01.

ITEM 2.05	Cost Associated with Exit or Disposal Activities.

On January 22, 2015, DreamWorks Animation SKG, Inc. (the “Company”) announced restructuring initiatives (the “2015 Restructuring Plan”) involving the Company’s core feature animation business. In connection with the 2015 Restructuring Plan, the Company has also made changes in its senior leadership team and its feature film slate. The Company anticipates that the 2015 Restructuring Plan will result in a reduction of approximately 500 positions at the Company. The Company expects that the 2015 Restructuring Plan and related activities will result in pre-tax charges totaling approximately $290 million, of which approximately 75% is expected to be incurred in 2014, approximately 20% in 2015, and the balance in 2016. This amount includes charges of approximately $60 million primarily related to severance, benefits, relocation and other obligations with respect to its employees. The remaining pre-tax charge of approximately $230 million includes approximately $30 million of accelerated depreciation expense and other costs related to the closure of the Company’s Northern California studio, and approximately $200 million related to write-offs of capitalized production costs for unreleased projects and excess staffing and other costs related to changes in the release slate. The Company is still in the process of completing its year-end financial statement close process, and, as a result, these amounts may change.

The actions associated with the 2015 Restructuring Plan are expected to be substantially completed by the end of 2015. The Company expects that the plan will result in total cash payments of approximately $110 million, primarily related to severance, benefits, relocation and other employee-related obligations. The Company currently anticipates that the plan will result in annualized pre-tax cost savings of approximately $30 million in 2015, growing to approximately $60 million in 2017. A copy of the Company’s press release dated January 22, 2015 announcing the 2015 Restructuring Plan is provided as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 2.06	Material Impairments.

See the discussion above under the Item 2.05.

ITEM 5.02	Departure of Directors or Certain Officers; election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the 2015 Restructuring Plan, the Company also announced that Lewis Coleman, the Company’s Vice Chairman, and Mark Zoradi, the Company’s Chief Operating Officer, would be leaving the Company. The Company currently anticipates that Mr. Zoradi will leave the Company during the quarter ending March 31, 2015 and Mr. Coleman will retire from the Company on or about January 30, 2015. On January 19, 2015, Mr. Coleman resigned from the Company’s Board of Directors effective immediately.

ITEM 8.01	Other Events.

The Company is in the process of completing its financial close for the quarter ended December 31, 2014 and preparing its audited financial statements for calendar year 2014. The Company currently expects that it will release its results for the quarter ended December 31, 2014 on February 24, 2015. The Company anticipates that, in addition to the charges discussed above, in the quarter ended December 31, 2014, it will also record film impairment charges of approximately $55 million primarily related to The Penguins of Madagascar and Mr. Peabody and Sherman, other write-downs in the aggregate amount of approximately $25 million related to, among other things, certain of the Company’s capitalized costs and other investments and a non-cash expense in the range of $80 million to $100 million comprised of a valuation allowance for its deferred tax assets (partially reduced by the estimated effect of a decrease in payable to former stockholder). The Company is still in the process of finalizing its year-end financial statement close process, and, as a result, these amounts may change. The Company may also record additional charges as a result of its customary close process of reviewing asset balances for recoverability.

In connection with the 2015 Restructuring Plan, the Company also announced that Dawn Taubin, who is primarily responsible for the Company’s marketing activities, will leave the Company during the quarter ending March 31, 2015.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press release dated January 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DreamWorks Animation SKG, Inc.

Date: January 22, 2015	By:	/s/ Fazal Merchant
Fazal Merchant
Chief Financial Officer